EXHIBIT 11


                                  SPARTECH CORPORATION AND SUBSIDIARIES
                             STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                (In thousands, except per share amounts)




                                                                     THIRTEEN WEEKS ENDED         TWENTY-SIX WEEKS ENDED
                                                                     April 29,    April 30,        April 29,    April 30,
                                                                       1995         1994             1995         1994
NET EARNINGS
  Net Earnings                                                       $  3,950     $  2,796         $  7,075     $  4,899

  Preferred stock dividend requirements                                  (549)        (518)          (1,098)      (1,036)

  Add:  Interest savings, net of tax effect, on retirement
          of debt from the proceeds received from the exercise
          of options and warrants in excess of 20% limitation               -           35                -           91

  Primary net earnings applicable to common shares                      3,401        2,313            5,977        3,954

  Add:  Preferred stock dividend elimination resulting from
          the assumed conversion of preferred stock                       549          518            1,098        1,036

  Fully diluted net earnings applicable to common shares             $  3,950     $  2,831         $  7,075     $  4,990

WEIGHTED AVERAGE SHARES OUTSTANDING
  Weighted average common shares outstanding                            8,734        8,217            8,708        7,978

  Add:  Shares issuable from assumed exercise of options and
         warrants in excess of 20% limitation                             832        1,190              770        1,141

  Primary weighted average shares outstanding                           9,566        9,407            9,478        9,119

  Add:  Shares issuable from assumed conversion of preferred
         stock                                                         14,275       14,275           14,275       14,275

        Additional shares issuable from assumed exercise of
         options and warrants in excess of 20% limitation due
         to the difference in the share repurchase price under
         the fully diluted computation                                    178            -              233            -

  Fully diluted weighted average shares outstanding                    24,019       23,682           23,986       23,394

NET EARNINGS PER SHARE
  Primary                                                            $    .36     $    .25         $    .63     $    .42

  Fully Diluted                                                      $    .16     $    .12         $    .29     $    .21
